Exhibit 4.2

Execution Version

INTERCREDITOR AGREEMENT

(2022-1)

Dated as of

October 14, 2022

AMONG

WHEELS UP CLASS A-1 LOAN TRUST 2022-1,

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

not in its individual capacity except

as expressly set forth herein but

solely as Subordination Agent and Trustee

TABLE OF CONTENTS

i

ii

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”) dated as of October 14, 2022, among WHEELS UP CLASS A-1 LOAN TRUST 2022-1 a statutory trust formed and existing under the laws of Delaware (the “Class A-1 Trust”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association (“WTNA”), not in its individual capacity except as expressly set forth herein, but solely as Subordination Agent and trustee hereunder (in such capacity, together with any successor appointed pursuant to Article VIII hereof, the “Subordination Agent”).

WHEREAS, all capitalized terms used herein shall have the respective meanings referred to in Article I hereof;

WHEREAS, pursuant to each Indenture, Wheels Up will issue on a recourse basis one series of Equipment Notes to finance the related Aircraft;

WHEREAS, pursuant to the Financing Agreements, the Class A-1 Trust will acquire Equipment Notes having an interest rate equal to the Stated Interest Rate applicable to the Loans issued by the Class A-1 Trust;

WHEREAS, pursuant to the Loan Agreement, the Class A-1 Trust, as borrower, will borrow from the Lenders the Class A-1 Loans on the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the obligations of the Lenders under the Loan Agreement that the Subordination Agent and the Class A-1 Trust agree to the terms of subordination set forth in this Agreement in respect of each Class of Obligations, and the Subordination Agent and the Class A-1 Trust, by entering into this Agreement, hereby acknowledge and agree to such terms of subordination and the other provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.     Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1)            the terms used herein that are defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2)            all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(3)            the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(4)            the term “including” means “including without limitation”.

“60-Day Period” means the 60-day period specified in Section 1110(a)(2)(A) of the Bankruptcy Code.

“Acceleration” means, with respect to the amounts payable in respect of the Equipment Notes issued under any Indenture, such amounts becoming immediately due and payable by declaration or otherwise. “Accelerate”, “Accelerated” and “Accelerating” have meanings correlative to the foregoing.

“Actual Disposition Event” means, in respect of any Equipment Note: (i) the disposition of the Aircraft securing such Equipment Note, (ii) the occurrence of the mandatory redemption date for such Equipment Note following an Event of Loss (as defined in such Indenture) with respect to the Aircraft which secured such Equipment Note or (iii) the sale of such Equipment Note.

“Additional Aircraft” has the meaning specified in the Note Purchase Agreement.

“Additional Holders” means any Additional Junior Holder and any Additional Pari Passu Holder.

“Additional Obligations” means any Additional Junior Obligations and any Additional Pari Passu Obligations.

“Additional Equipment Notes” means any Additional Junior Equipment Notes and any Additional Pari Passu Equipment Notes.

“Additional Trust” means any Additional Junior Trust and any Additional Pari Passu Trust.

“Additional Trust Agreement” means any Additional Junior Trust Agreement and any Additional Pari Passu Trust Agreement.

“Additional Trustee” means any Additional Junior Trustee and any Additional Pari Passu Trustee.

“Additional Junior Holders” has the meaning specified in Section 9.1(d).

“Additional Junior Obligations” has the meaning specified in Section 9.1(d).

“Additional Junior Equipment Notes” has the meaning specified in Section 9.1(d).

“Additional Junior Trust” has the meaning specified in Section 9.1(d).

“Additional Junior Trust Agreement” has the meaning specified in Section 9.1(d).

“Additional Junior Trustee” has the meaning specified in Section 9.1(d).

“Additional Pari Passu Holders” has the meaning specified in Section 9.1(e).

“Additional Pari Passu Obligations” has the meaning specified in Section 9.1(e).

“Additional Pari Passu Equipment Notes” has the meaning specified in Section 9.1(e).

“Additional Pari Passu Trust” has the meaning specified in Section 9.1(e).

“Additional Pari Passu Trust Agreement” has the meaning specified in Section 9.1(e).

“Additional Pari Passu Trustee” has the meaning specified in Section 9.1(e).

“Additional Trustee” has the meaning specified in Section 9.1(d).

“Administration Expenses” has the meaning specified in clause “first” of Section 3.2.

“Adjusted Interest” means, as of any Current Distribution Date: (I) any interest described in clause (II) of this definition accruing prior to the immediately preceding Distribution Date which remains unpaid and (II) interest at the Stated Interest Rate for the applicable Class of Obligations (A) for the number of days during the period commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the Initial Closing Date) and ending on, but excluding the Current Distribution Date, on the Preferred Pool Balance of such Class on such Current Distribution Date and (B) on the principal amount calculated pursuant to clauses (B)(i), (ii), (iii) and (iv) of the definition of Preferred Pool Balance for each Equipment Note of the related series with respect to which a disposition, distribution, sale or Deemed Disposition Event has occurred since the immediately preceding Distribution Date (but only if no such event has previously occurred with respect to such Equipment Note), for each day during the period, for each such Equipment Note, commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the Initial Closing Date) and ending on, but excluding the date of disposition, distribution, sale or Deemed Disposition Event with respect to such Equipment Note, Aircraft or Collateral, as the case may be.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aircraft” means, with respect to each Indenture, the “Aircraft” referred to therein.

“Appraisal” has the meaning specified in Section 4.1(a)(iv).

“Appraised Current Market Value” of any Aircraft means the lower of the average and the median of the three most recent Post-Default Appraisals of such Aircraft.

“Appraisers” means (i) Ascend by Cirium, (ii) Aircraft Value Reference (currently published by Vref Publishing) and (iii) Aircraft Bluebook (currently published by Penton Media) or (iv) so long as the Person entitled or required hereunder to select such Appraiser acts reasonably, any other nationally recognized appraiser reasonably satisfactory to the Subordination Agent and the Controlling Party.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq.

“Bankruptcy Event” means the occurrence and continuation of any of the following:

(a)            any Wheels Up Party shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or such Wheels Up Party shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or such Wheels Up Party shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against such Wheels Up Party in any such case, or such Wheels Up Party shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations (as in effect at such time) or such Wheels Up Party shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or Wheels Up’s board of directors or managers shall adopt a resolution authorizing corporate action in furtherance of any of the foregoing; or

(b)            an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of any Wheels Up Party, a receiver, trustee or liquidator of such Wheels Up Party or of any substantial part of its property, or any substantial part of the property of such Wheels Up Party shall be sequestered, or granting any other relief in respect of such Wheels Up Party as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of 60 days after the date of entry thereof; or

(c)            a petition against any Wheels Up Party in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within 60 days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to such Wheels Up Party, any court of competent jurisdiction assumes jurisdiction, custody or control of such Wheels Up Party or of any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of 60 days.

“Borrower Security Agreement” means that certain Security Agreement between the Class A-1 Trust and the Wilmington Trust, National Association, as security trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York, or, so long as any Obligations are outstanding, the city and state in which any Trustee, the Subordination Agent or any Loan Trustee maintains its Corporate Trust Office.

“Certificate” means any Additional Obligations in the form of pass-through certificates.

“Certificateholder” means any holder of one or more Certificates.

“Class” means a single class of Loans or Certificates issued by the Class A-1 Trust and/or any Additional Trust, as the context may so require.

“Class A” or “Series A” means, in reference to any Loans, Certificate, Holder, Equipment Notes, Obligations, Trust or Trustee or similar term, each or both (as the context may require) of such term designated as (i) Class A-1 and/or any Class of Additional Pari Passu Obligations and (ii) any Series A-1 and/or any series of Additional Pari Passu Equipment Notes, respectively. Any reference to the distribution of any amounts to the “Class A Trust” or in respect of the “Class A Obligations” shall refer to a pro-rata distribution among all Classes comprising the Class A Trust or Class A Obligations.

“Class A-1 Lender” or “Lender” means, at any time, any holder of one or more Class A-1 Loans.

“Class A-1 Loans” means the term loans made by the Class A-1 Lenders under the Loan Agreement.

“Class A-1 Trust” has the meaning set forth in the preamble hereto.

“Class A-1 Trust Agreement” means declaration of trust of the WHEELS UP CLASS A-1 LOAN TRUST 2022-1, dated September 27, 2022, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Closing Date” has the meaning specified in the Note Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Collateral” has the meaning specified in the Indentures and the Borrower Security Agreement, as the context may require.

“Collection Account” means the Eligible Deposit Account established by the Subordination Agent pursuant to Section 2.2(a)(i) which the Subordination Agent shall make deposits in and withdrawals from in accordance with this Agreement.

“Controlling Party” means the Person entitled to act as such pursuant to the terms of Section 2.6.

“Corporate Trust Office” means, with respect to any Trustee, the Subordination Agent or any Loan Trustee, the office of such Person in the city at which, at any particular time, its corporate trust business shall be principally administered.

“Current Distribution Date” means a Distribution Date specified as a reference date for calculating the Expected Distributions with respect to the Obligations of any Trust as of such Distribution Date.

“Deemed Disposition Event” means, in respect of any Equipment Note, the continuation of an Indenture Default in respect of such Equipment Note without an Actual Disposition Event occurring in respect of such Equipment Note for a period of five years from the date of the occurrence of such Indenture Default.

“Designated Representatives” means the Subordination Agent Representatives and the Trustee Representatives identified under Section 2.5.

“Distribution Date” means a Regular Distribution Date or a Special Distribution Date.

“Dollars” or “$” means United States dollars.

“Eligible Aircraft” has the meaning given to such term in the Note Purchase Agreement.

“Eligible Deposit Account” means either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution has a long-term unsecured debt rating of at least A3 from Moody’s and a long-term issuer credit rating of at least A- from Fitch.

“Eligible Institution” means (a) the corporate trust department of the Subordination Agent or any Trustee, as applicable, or (b) a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long-term unsecured debt rating from Moody’s of at least A3 or its equivalent or a long-term issuer credit rating from Fitch of at least A- or its equivalent.

“Eligible Investments” means (a) investments in obligations of, or guaranteed by, the United States government having maturities no later than 90 days following the date of such investment, (b) investments in open market commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with a short-term issuer credit rating issued by Moody’s and Fitch of at least P-1 and F1, respectively, having maturities no later than 90 days following the date of such investment or (c) investments in negotiable certificates of deposit, time deposits, banker’s acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with a short-term unsecured debt rating by Moody’s of at least P-1 and a short-term issuer credit rating by Fitch of at least F1, having maturities no later than 90 days following the date of such investment; provided, however, that (x) all Eligible Investments that are bank obligations shall be denominated in Dollars; and (y) the aggregate amount of Eligible Investments at any one time that are bank obligations issued by any one bank shall not be in excess of 5% of such bank’s capital surplus; provided further that any investment of the types described in clauses (a), (b) and (c) above may be made through a repurchase agreement in commercially reasonable form with a bank or other financial institution qualifying as an Eligible Institution so long as such investment is held by a third party custodian also qualifying as an Eligible Institution; provided further, however, that in the case of any Eligible Investment issued by a domestic branch of a foreign bank, the income from such investment shall be from sources within the United States for purposes of the Code. Notwithstanding the foregoing, no investment of the types described in clause (b) above which is issued or guaranteed by Wheels Up or any of its Affiliates, and no investment in the obligations of any one bank in excess of $10,000,000, shall be an Eligible Investment unless a Ratings Confirmation (if applicable) shall have been received with respect to the making of such investment.

“Equipment Note Special Payment” means a Special Payment on account of the redemption, purchase or prepayment of Equipment Notes issued pursuant to an Indenture.

“Equipment Notes” means, at any time, the Series A-1 Equipment Notes, any Additional Equipment Notes, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of Indentures.

“Expected Distributions” means, with respect to the Obligations of any Trust on any Current Distribution Date, the difference between (A) the Pool Balance of such Obligations as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the sum of the original principal amounts of the Equipment Notes having been purchased on or before such date by such Trust relating to such Obligations and (B) the Pool Balance of such Obligations as of the Current Distribution Date calculated on the basis that (i) the principal of the Non-Performing Equipment Notes held in such Trust has been paid in full and such payments have been distributed to the holders of such Obligations, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (without giving effect to any Acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Obligations and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the terms hereof has been paid in full and such payments have been distributed to the Holders of such Obligations. For purposes of calculating Expected Distributions with respect to any Class, any Premium paid on the Equipment Notes held in such Trust which has not been distributed to the Holders of such Trust (other than such Premium or a portion thereof applied to the payment of interest, commitment fees, or PIK Amounts on the Obligations of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Expected Distributions.

“Final Distributions” means, with respect to the Obligations of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Obligations (including any PIK Amounts) and (y) the Pool Balance of such Obligations as of the immediately preceding Distribution Date. For purposes of calculating Final Distributions with respect to any Class, any Premium paid on the Equipment Notes held in such Trust which has not been distributed to the Holders of such Trust (other than such Premium or a portion thereof applied to the payment of interest or PIK Amounts on the Obligations of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Final Distributions.

“Final Legal Distribution Date” means, with respect to the Class A-1 Loans, April 15, 2031.

“Financing Agreement” means each of the Participation Agreements, the Indentures and the Note Purchase Agreement.

“Fitch” means Fitch Ratings, Inc.

“Guarantors” means Wheels Up Experience Inc, Wheels Up Partners Holdings LLC, Gama Aviation LLC, Mountain Aviation, LLC, Wheels Up Private Jets LLC, Air Partner Limited and each other guarantor party to the notes guaranty from time to time.

“Holder” means any Class A-1 Lender or Additional Holder.

“Junior Lien Obligations” means any “Junior Lienholder Obligations” as defined in any Indenture.

“Junior Lien Representative” means any “Junior Lien Representative” as defined in any Indenture.

“Indenture” means each of the Trust Indentures entered into by the Loan Trustee and Wheels Up, pursuant to the Note Purchase Agreement or any note purchase agreement entered into in connection with any Additional Obligations, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Indenture Default” means, with respect to any Indenture, any Event of Default (as such term is defined in such Indenture) thereunder.

“Initial Closing Date” has the meaning specified in the Note Purchase Agreement.

“Initial Funding Date” means October 14, 2022.

“Investment Earnings” means investment earnings on funds on deposit in the Trust Accounts net of losses and investment expenses of the Subordination Agent in making such investments.

“IP Security Agreement” means the intellectual property security agreement dated the date thereof between the Wheels Up Parties party thereto and the Subordination Agent.

“Lien” means any mortgage, pledge, lien, charge, claim, disposition of title, encumbrance, lease, sublease, sub-sublease or security interest of any kind, including, without limitation, any thereof arising under any conditional sales or other title retention agreement.

“Loan Agreement” means the Loan Agreement dated as of the date hereof among the initial Class A-1 Lenders, as lenders, the Class A-1 Trust, as borrower, Wilmington Trust, National Association as facility agent and the Subordination Agent, as security trustee.

“Loan Trustee” means, with respect to any Indenture, the mortgagee thereunder.

“Loans” means the Class A-1 Loans and any Additional Obligations in the form of loans.

“LTV Ratio Issuance Event” has the meaning specified in the Note Purchase Agreement.

“Minimum Sale Price” means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time during which Additional Obligations are outstanding, in the case of the sale of an Aircraft, 75%, or in the case of the sale of related Equipment Notes, 85%, of the Appraised Current Market Value of such Aircraft.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Controlling Party” means, at any time, any Trustee or other Person which is not the Controlling Party at such time.

“Non-Performing Equipment Note” means an Equipment Note issued pursuant to an Indenture that is not a Performing Equipment Note.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, among Wheels Up, each Trustee and the Subordination Agent, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Notes Guaranty” means the Guaranty dated as of the Closing Date delivered by each of the Guarantors for the benefit of the Subordination Agent whereby the Guarantors guarantees all of Wheels Up’s payment and performance obligations under the Operative Agreements.

“Obligations” means, with respect to any Class, the Loans or Certificates issued by the related Trust.

“Operative Agreements” means this Agreement, the Loan Agreement, the Borrower Security Agreement, the IP Security Agreement, each Trust Agreement, the Financing Agreements, the Notes Guaranty, the Equipment Notes and any Certificates, together with all exhibits and schedules included with any of the foregoing.

“Outstanding” means, when used with respect to (A) the Class A-1 Loans, the aggregate outstanding principal amount of such Class A-1 Loans and (B) any Class of Certificates, the aggregate outstanding principal amount of such Certificates in accordance with the provisions of the related Trust Agreement; provided, however, that in determining whether the holders of the requisite Outstanding amount of such Obligations have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Obligations owned by Wheels Up or any of its Affiliates shall be disregarded and deemed not to be Obligations, except that, in determining whether such Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Obligations that such Trustee knows to be so owned shall be so disregarded. Obligations so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the applicable Trustee the pledgee’s right so to act with respect to such Obligations and that the pledgee is not Wheels Up or any of its Affiliates.

“Overdue Scheduled Payment” means any Scheduled Payment which is not in fact received by the Subordination Agent within five days after the Scheduled Payment Date relating thereto.

“Participation Agreement” means, with respect to each Indenture, the “Participation Agreement” referred to therein.

“Payees” has the meaning specified in Section 2.4(c).

“Performing Equipment Note” means an Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any Acceleration); provided that in the event of a bankruptcy proceeding under the Bankruptcy Code in which Wheels Up is a debtor any payment default existing during the 60-Day Period (or such longer period as may apply under Section 1110(b) of the Bankruptcy Code or as may apply for the cure of such payment default under Section 1110(a)(2)(B) of the Bankruptcy Code) shall not be taken into consideration until the expiration of the applicable period.

“Performing Note Deficiency” means any time that less than 65% of the then aggregate outstanding principal amount of all Equipment Notes (other than any Additional Equipment Notes issued under any Indenture) are Performing Equipment Notes.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Amounts” means, with respect to Class A-1 Loans, as of any date of determination, any interest on the Pool Balance of the Loans of such Class that was scheduled for distribution on any applicable Regular Distribution Date and was not paid on such Regular Distribution Date (and remains unpaid as of such date of determination) together with any interest accrued thereon at the Stated Interest Rate for the applicable Class.

“Pool Balance” means, with respect to each Trust or the Obligations issued by any Trust, as of any date, (i) the sum of the original principal amounts of the Equipment Notes having been purchased on or before such date by such Trust relating to such Obligations, less (ii) the aggregate amount of all payments made as of such date in respect of the Obligations of such Trust, other than payments made in respect of interest, commitment fees, PIK Amounts or Premium thereon or reimbursement of any costs and expenses in connection therewith. The Pool Balance for each Trust or for the Obligations issued by any Trust as of any date shall be computed after giving effect to any payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date.

“Portfolio” has the meaning given to such term in the Note Purchase Agreement.

“Post-Default Appraisals” has the meaning specified in Section 4.1(a)(iv).

“Preferred Pool Balance” means, as of any date with respect to any Class, the excess of (A) the Pool Balance of the Obligations of such Class as of the immediately preceding Distribution Date (or, if such date is on or before the first Distribution Date, the sum of the original principal amounts of the Equipment Notes having been purchased on or before such date by the related Trust) (after giving effect to distributions made on such date) over (B) the sum of (i) the outstanding principal amount of each Equipment Note purchased by the related Trust that remains unpaid as of such date subsequent to the disposition of the Collateral under the Indenture pursuant to which such Equipment Note was issued and after giving effect to any distributions of the proceeds of such disposition applied under such Indenture to the payment of each such Equipment Note, (ii) the outstanding principal amount of each Equipment Note purchased by the related Trust that remains unpaid as of such date subsequent to the scheduled date of mandatory redemption of such Equipment Note following an Event of Loss (as defined in such Indenture) with respect to the Aircraft which secured such Equipment Note and after giving effect to the distributions of any proceeds in respect of such Event of Loss applied under such Indenture to the payment of each such Equipment Note, (iii) the excess, if any, of (x) the outstanding amount of principal and interest as of the date of sale of each Equipment Note purchased by the related Trust previously sold over (y) the purchase price received with respect to the sale of such Equipment Note (net of any applicable costs and expenses of sale) and (iv) the outstanding principal amount of any Equipment Note with respect to which a Deemed Disposition Event has occurred; provided, however, that if more than one of the clauses (i), (ii), (iii) and (iv) is applicable to any one Equipment Note purchased by the related Trust, only the amount determined pursuant to the clause that first became applicable shall be counted with respect to such Equipment Note.

“Premium” means any “Prepayment Premium” as such term is defined in any Indenture

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“PTC Event of Default” means, with respect to each Trust Agreement, the failure to pay within 10 Business Days after the due date thereof: (i) the outstanding Pool Balance of the applicable Class of Obligations on the Final Legal Distribution Date for such Class or (ii) any PIK Amount on the earlier of (A) the Regular Distribution Date that is the sixth Regular Distribution Date following the Regular Distribution Date on which the interest represented by such PIK Amount was originally scheduled to be distributed and (B) the Final Legal Distribution Date.

“Rating Agency” means, at any time, any nationally recognized rating agency which shall have been requested to rate the Obligations and which shall then be rating the Obligations. The initial Rating Agency will be Kroll Bond Rating Agency.

“Ratings Confirmation” means, with respect to any action proposed to be taken, (a) a written confirmation from each Rating Agency that such action would not result in (i) a reduction of the rating for any Class of Obligations then rated by such Rating Agency below the then current rating for such Class of Obligations or (ii) a withdrawal or suspension of the rating of any Class of Obligations then rated by such Rating Agency or (b) that each of the Rating Agencies has received written notice of such modifications at least 10 Business Days prior to the effective date thereof, and has not, prior to such effectiveness, provided written notice to the Company and the Subordination Agent that such modifications would result in any of the actions specified in the foregoing clauses (a)(i) and (ii).. For avoidance of doubt, no Ratings Confirmation shall be required in respect of any Class of Obligations that is not rated by a Rating Agency at the time of any such proposed action.

“Refinancing Equipment Notes” has the meaning specified in Section 9.1(c).

“Refinancing Holders” has the meaning specified in Section 9.1(c).

“Refinancing Obligations” has the meaning specified in Section 9.1(c).

“Refinancing Trust Agreement” has the meaning specified in Section 9.1(c).

“Refinancing Trust” has the meaning specified in Section 9.1(c).

“Refinancing Trustee” has the meaning specified in Section 9.1(c).

“Regular Distribution Dates” means each January 15, April 15, July 15 and October 15 commencing on January 15, 2023; provided, however, that, if any such day shall not be a Business Day, the related distribution shall be made on the next succeeding Business Day without distribution of interest for such additional period.

“Responsible Officer” means, with respect to the Subordination Agent and each of the Trustees, any officer in the corporate trust administration department of the Subordination Agent or such Trustee or any other officer customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with a particular subject.

“Scheduled Payment” means, with respect to any Equipment Note,  any payment of principal or interest on such Equipment Note (other than an Overdue Scheduled Payment) due from the obligor thereon, which payment represents the installment of principal at the stated maturity of such installment of principal on such Equipment Note, the payment of regularly scheduled interest accrued on the unpaid principal amount of such Equipment Note, or both or; provided that any payment of principal of, Premium, if any, or interest resulting from the redemption or purchase of any Equipment Note shall not constitute a Scheduled Payment.

“Scheduled Payment Date” means, with respect to any Scheduled Payment, the date on which such Scheduled Payment is scheduled to be made.

“Series A-1 Equipment Notes” means the Series A-1 Equipment Notes issued pursuant to any Indenture by Wheels Up and authenticated by the Loan Trustee thereunder, and any such Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

“Special Distribution Date” means, with respect to any Special Payment, the date chosen by the Subordination Agent pursuant to Section 2.4(a) for the distribution of such Special Payment in accordance with this Agreement, whether distributed pursuant to Section 2.4 or Section 3.2 hereof.

“Special Payment” means any payment (other than a Scheduled Payment) in respect of, or any proceeds of, any Equipment Note or Collateral.

“Stated Interest Rate” means, with respect to the Class A-1 Loans, 12% per annum.

“Subordination Agent” has the meaning specified in the preamble to this Agreement.

“Subordination Agent Incumbency Certificate” has the meaning specified in Section 2.5(a).

“Subordination Agent Representatives” has the meaning specified in Section 2.5(a).

“Tax” and “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed or otherwise assessed by the United States of America or by any state, local or foreign government (or any subdivision or agency thereof) or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and similar charges; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, gains taxes, license, registration and documentation fees, customs duties, tariffs, and similar charges.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Triggering Event” means (x) the occurrence of an Indenture Default under all of the Indentures resulting in a PTC Event of Default with respect to the most senior Class of Obligations then Outstanding, (y) the Acceleration of all of the outstanding Equipment Notes or (z) the occurrence of a Bankruptcy Event.

“Trust” means any of the Class A-1 Trust and any Additional Trust.

“Trust Accounts” has the meaning specified in Section 2.2(a).

“Trust Agreement” means the Class A-1 Trust Agreement and/or any Additional Trust Agreement, as the context may so require.

“Trust Property”, with respect to any Trust, has the meaning set forth in the Trust Agreement for such Trust.

“Trustee” means any of the Class A-1 Trust and/or any Additional Trustee, as the context may require.

“Trustee Incumbency Certificate” has the meaning specified in Section 2.5(b).

“Trustee Representatives” has the meaning specified in Section 2.5(b).

“Weighted Average Age” has the meaning set forth in the Note Purchase Agreement.

“Wheels Up” means Wheels Up Partners LLC., a Delaware limited liability company, and its successors and assigns.

“Wheels Up Party” means Wheels Up and each Guarantor.

“Wheels Up Provisions” has the meaning specified in Section 9.1(a).

“Written Notice” means, from the Subordination Agent or the any Trustee, a written instrument executed by the Designated Representative of such Person.

“WTNA” has the meaning specified in the recitals to this Agreement.

ARTICLE II

TRUST ACCOUNTS; CONTROLLING PARTY

SECTION 2.1.     Agreement to Terms of Subordination; Payments from Monies Received Only; Junior Lien Representative. (a)  Each Trustee hereby acknowledges and agrees to the terms of subordination and distribution set forth in this Agreement in respect of each Class of Obligations and agrees to enforce such provisions and cause all payments in respect of the Equipment Notes held by the Subordination Agent to be applied in accordance with the terms of this Agreement. In addition, each Trustee hereby agrees to cause the Equipment Notes purchased by the related Trust to be registered in the name of the Subordination Agent or its nominee, as agent and trustee for such Trustee, to be held in trust by the Subordination Agent solely for the purpose of facilitating the enforcement of the subordination and other provisions of this Agreement.

(b)            Except as otherwise expressly provided in the next succeeding sentence of this Section 2.1(b), all payments to be made by the Subordination Agent hereunder shall be made only from amounts received by it that constitute Scheduled Payments, Special Payments, payments under Section 7.1 of the Participation Agreements, payments under Section 6 of the Note Purchase Agreement or payments in respect of any of the foregoing pursuant to the Notes Guaranty, and, in each case, only to the extent that the Subordination Agent shall have received sufficient income or proceeds therefrom to enable it to make such payments in accordance with the terms hereof. Each of the Trustees and the Subordination Agent hereby agrees and, as provided in the Loan Agreement or applicable Trust Agreement, each Holder, by its acceptance of any Loans or a Certificate, has agreed to look solely to such amounts to the extent available for distribution to it as provided in this Agreement and that none of the Trustees, the Loan Trustees and the Subordination Agent is personally liable to any of them for any amounts payable or any liability under this Agreement, any Trust Agreement, the Loan Agreement or such Loans or any Certificate, except (in the case of the Subordination Agent) as expressly provided herein or (in the case of the Trustees) as expressly provided in the Loan Agreement or any Trust Agreement or (in the case of the Loan Trustees) as expressly provided in any Operative Agreement.

(c)            The sole right of the Junior Lien Representative with respect to the Collateral is to receive a share of the proceeds thereof, if any, after the Obligations have been discharged in full in accordance with Section 3.2. Each Junior Lien Representative shall have no right to, and is prohibited from:

(i)            seeking to exercise or exercising any rights or remedies (including setoff) with respect to any Collateral or any rights under this Agreement or any Operative Agreement or Financing Agreement (other than the right to receive Collateral proceeds as described above), or institute or commence or join with any Person (other than the Subordination Agent acting at the direction of the Controlling Party) in commencing any action or Proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution);

(ii)            until all Obligations have been discharged in full, instructing the Subordination Agent to take any action, or exercise any remedy, under this Agreement, any Operative Agreement, any Financing Agreement or with respect to any Collateral; and

(iii)            challenging, hindering or disputing (A) the priority, validity, extent, perfection or enforceability of a Lien held, or the allowability of any claim asserted, by or on behalf of any of the Holders or the Subordination Agent in the Collateral, (B) the validity or enforceability of any Operative Agreement or Financing Agreement (or any Obligations thereunder), (C) the relative rights and duties of the Holders, the Subordination Agent and each Trustee granted and/or established in this Agreement, (D) the exercise of remedies by the Subordination Agent with respect to any Collateral in any manner (including the incurrence of any expense in connection therewith), including through any third-party appointed by the Subordination Agent to sell or otherwise dispose of Collateral upon foreclosure and (E) the exercise by the Subordination Agent of any rights and remedies of a secured creditor in respect of the Collateral under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under any other applicable law.

SECTION 2.2.     Trust Accounts. (a)  Upon the execution of this Agreement, the Subordination Agent shall establish and maintain in its name (i) the Collection Account as an Eligible Deposit Account, bearing a designation clearly indicating that the funds deposited therein are held in trust for the benefit of the Trustees and the Holders and (ii) as a sub-account in the Collection Account, the Special Payments Account as an Eligible Deposit Account, bearing a designation clearly indicating that the funds deposited therein are held in trust for the benefit of the Trustees and the Holders. The Special Payments Account and the Collection Account, constitute the “Trust Accounts” hereunder. Without limiting the foregoing, all monies credited to the Trust Accounts shall be, and shall remain, the property of the relevant Trust(s).

(b)            Funds on deposit in the Trust Accounts shall be invested and reinvested by the Subordination Agent in Eligible Investments selected by the Subordination Agent if such investments are reasonably available and have maturities no later than the earlier of (i) 90 days following the date of such investment and (ii) the Business Day immediately preceding the Regular Distribution Date or the date of the related distribution pursuant to Section 2.4 hereof, as the case may be, next following the date of such investment; provided, however, that upon the occurrence and during the continuation of a Triggering Event, the Subordination Agent shall invest and reinvest such amounts in Eligible Investments in accordance with the written instructions of the Controlling Party. Unless otherwise expressly provided in this Agreement, any Investment Earnings shall be deposited in the Collection Account when received by the Subordination Agent and shall be applied by the Subordination Agent in the same manner as the other amounts on deposit in the Collection Account are to be applied and any losses shall be charged against the principal amount invested, in each case net of the Subordination Agent’s reasonable fees and expenses in making such investments. The Subordination Agent shall not be liable for any loss resulting from any investment, reinvestment or liquidation required to be made under this Agreement other than by reason of its willful misconduct or gross negligence (or, with respect to the handling or transfer of funds, its own negligence). Eligible Investments and any other investment required to be made hereunder shall be held to their maturities except that any such investment may be sold (without regard to its maturity) by the Subordination Agent without instructions whenever such sale is necessary to make a distribution required under this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(c)            The Subordination Agent shall possess all right, title and interest in all funds on deposit from time to time in the Trust Accounts and in all proceeds thereof (including all income thereon, except as otherwise expressly provided in Section 3.3(b) with respect to Investment Earnings). The Trust Accounts shall be held in trust by the Subordination Agent under the sole dominion and control of the Subordination Agent for the benefit of the Trustees and the Holders, as the case may be. If, at any time, any of the Trust Accounts ceases to be an Eligible Deposit Account, the Subordination Agent shall within 10 Business Days (or such longer period, not to exceed 30 calendar days, for which a Ratings Confirmation for each then rated Class of Obligations shall have been obtained) establish a new Collection Account or Special Payments Account, as the case may be, as an Eligible Deposit Account and shall transfer any cash and/or any investments to such new Collection Account or Special Payments, as the case may be. So long as WTNA is an Eligible Institution, the Trust Accounts shall be maintained with it as Eligible Deposit Accounts.

SECTION 2.3.     Deposits to the Collection Account and Special Payments Account. (a)  The Subordination Agent shall, upon receipt thereof, deposit in the Collection Account all Scheduled Payments received by it.

(b)            The Subordination Agent shall, on each date when one or more Special Payments are made to the Subordination Agent as holder of the Equipment Notes, deposit in the Special Payments Account the aggregate amount of such Special Payments.

SECTION 2.4.     Distributions of Special Payments. (a)  Notice of Special Payment. Except as provided in Section 2.4(c) below, upon receipt by the Subordination Agent, as registered holder of the Equipment Notes, of any notice of a Special Payment (or, in the absence of any such notice, upon receipt by the Subordination Agent of a Special Payment), the Subordination Agent shall promptly give notice thereof to each Trustee. The Subordination Agent shall promptly calculate the amount of the redemption or purchase of Equipment Notes, the amount of any Overdue Scheduled Payment or the proceeds of Equipment Notes or Collateral, as the case may be, comprising such Special Payment under the applicable Indenture or Indentures and shall promptly send to each Trustee a Written Notice of such amount and the amount allocable to each Trust. Such Written Notice shall also set the distribution date for such Special Payment (a “Special Distribution Date”), which shall be the Business Day which immediately follows the later to occur of (x) the 15th day after the date of such Written Notice and (y) the date the Subordination Agent has received or expects to receive such Special Payment. Amounts on deposit in the Special Payments Account shall be distributed in accordance with Sections 2.4(b) and 2.4(c) and Article III hereof, as applicable.

For the purposes of the application of any Equipment Note Special Payment distributed on a Special Distribution Date in accordance with Section 3.2 hereof, so long as no Indenture Default shall have occurred and be continuing under any Indenture: clause “third” thereof shall be deemed to read as follows: “third, such amount as shall be required to pay any accrued and unpaid PIK Amounts (applied first to interest and then principal) in respect of the Class A Obligations and then accrued, due and unpaid interest at the Stated Interest Rate on the outstanding Pool Balance of the Class A Obligations, together with (without duplication) accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of (and determined for such purposes based only on) the Series A Equipment Notes held in the Class A Trust being redeemed, purchased or prepaid, shall be distributed to the Class A Trustee”.

(b)            Investment of Amounts in Special Payments Account. Any amounts on deposit in the Special Payments Account prior to the distribution thereof pursuant to Section 2.4 or 3.2 shall be invested in accordance with Section 2.2(b). Investment Earnings on such investments shall be distributed in accordance with Article III hereof.

(c)            Certain Payments. The Subordination Agent will distribute promptly upon receipt thereof (i) any indemnity payment or expense reimbursement received by it from Wheels Up in respect of any Trustee (the “Payees”) and (ii) any compensation received by it from Wheels Up under any Operative Agreement in respect of any Payee, directly to the Payee entitled thereto.

SECTION 2.5.      Designated Representatives. (a)  With the delivery of this Agreement, the Subordination Agent shall furnish to each Trustee, and from time to time thereafter may furnish to each Trustee, at the Subordination Agent’s discretion, or upon any Trustee’s request (which request shall not be made more than one time in any 12-month period), a certificate (a “Subordination Agent Incumbency Certificate”) of a Responsible Officer of the Subordination Agent certifying as to the incumbency and specimen signatures of the officers of the Subordination Agent and the attorney-in-fact and agents of the Subordination Agent (the “Subordination Agent Representatives”) authorized to give Written Notices on behalf of the Subordination Agent hereunder. Until each Trustee receives a subsequent Subordination Agent Incumbency Certificate, it shall be entitled to rely on the last Subordination Agent Incumbency Certificate delivered to it hereunder.

(b)            With the delivery of this Agreement, each Trustee shall furnish to the Subordination Agent, and from time to time thereafter may furnish to the Subordination Agent, at such Trustee’s discretion, or upon the Subordination Agent’s request (which request shall not be made more than one time in any 12-month period), a certificate (a “Trustee Incumbency Certificate”) of a Responsible Officer of such Trustee certifying as to the incumbency and specimen signatures of the officers of such Trustee and the attorney-in-fact and agents of such Trustee (the “Trustee Representatives”) authorized to give Written Notices on behalf of such Trustee hereunder. Until the Subordination Agent receives a subsequent Trustee Incumbency Certificate, it shall be entitled to rely on the last Trustee Incumbency Certificate delivered to it hereunder.

SECTION 2.6.    Controlling Party. (a)  The Trustees hereby agree that, with respect to any Indenture at any given time, the Loan Trustee thereunder will be directed in taking, or refraining from taking, any action under such Indenture or with respect to the Equipment Notes issued thereunder, (i) so long as no Indenture Default has occurred and is continuing thereunder, by the holders of at least a majority of the outstanding principal amount of such Equipment Notes (provided that, for so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent shall act with respect to this clause (i) in accordance with the directions of the Trustees (in the case of each such Trustee, with respect to the Equipment Notes issued under such Indenture and held as Trust Property of such Trust) constituting, in the aggregate, directions with respect to at least a majority of outstanding principal amount of Equipment Notes except as provided in Section 9.1(b)), and (ii) after the occurrence and during the continuance of an Indenture Default thereunder, in taking, or refraining from taking, any action under such Indenture or with respect to such Equipment Notes, including exercising remedies thereunder (including Accelerating the Equipment Notes issued thereunder or foreclosing the Lien on the Aircraft securing such Equipment Notes), by the Controlling Party.

(b)            The “Controlling Party” shall be, initially, (i) the Class A-1 Trust, (ii) upon payment of Final Distributions to the holders of Class A-1 Obligations, if any Additional Pari Passu Obligations have been issued pursuant to Section 9.1(e), the related Additional Pari Passu Trustee and (iii) upon payment of Final Distributions to the holders of Class A Obligations, if any Additional Junior Obligations have been issued pursuant to Section 9.1(d), the Additional Junior Trustee of the most senior Class of Additional Junior Obligations for which payment of the applicable Final Distributions has not occurred. For purposes of giving effect to the provisions of Section 2.6(a) and this Section 2.6(b), the Trustees (other than the Controlling Party) irrevocably agree (and the Holders (other than the Holders represented by the Controlling Party) shall be deemed to agree by virtue of their purchase of Obligations) that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes so held by the Subordination Agent as directed by the Controlling Party and any vote so exercised shall be binding upon the Trustees and all Holders.

The Subordination Agent shall give Written Notice to all of the other parties to this Agreement promptly upon a change in the identity of the Controlling Party. Each of the parties hereto agrees that it shall not exercise any of the rights of the Controlling Party at such time as it is not the Controlling Party hereunder; provided, however, that nothing herein contained shall prevent or prohibit any Non-Controlling Party from exercising such rights as shall be specifically granted to such Non-Controlling Party hereunder and under the other Operative Agreements.

(c)            [Reserved].

(d)            The exercise of remedies by the Controlling Party under this Agreement shall be expressly limited by Sections 4.1(a)(ii) and 4.1(a)(iii) hereof.

(e)            The Controlling Party shall not be entitled to require or obligate any Non-Controlling Party to provide funds necessary to exercise any right or remedy hereunder.

ARTICLE III

RECEIPT, DISTRIBUTION AND APPLICATION
OF AMOUNTS RECEIVED

SECTION 3.1.      Written Notice of Distribution. (a)  No later than 3:00 P.M. (New York City time) on the Business Day immediately preceding each Distribution Date, each of the following Persons shall deliver to the Subordination Agent a Written Notice setting forth the following information as at the close of business on such Business Day:

(i)            with respect to the Class A Obligations, each Class A Trustee shall separately set forth the amounts to be paid in accordance with clause “first” of Section 3.2 hereof (to reimburse payments made by such Trustee or the applicable Holders, as the case may be, pursuant to subclause (ii) or (iii) of clause “first”), subclauses (ii) and (iii) of clause “second” of Section 3.2 hereof and clauses “third” and “fourth” of Section 3.2 hereof; and

(ii)            each Trustee shall set forth the amounts to be paid in accordance with clause “second” of Section 3.2 hereof.

(b)            At such time as a Trustee shall have received all amounts owing to it (and, in the case of a Trustee, the Holders for which it is acting) pursuant to Section 3.2 hereof, as applicable, such Person shall, by a Written Notice, so inform the Subordination Agent and each other party to this Agreement.

(c)            As provided in Section 6.5 hereof, the Subordination Agent shall be fully protected in relying on any of the information set forth in a Written Notice provided by any Trustee pursuant to paragraphs (a) and (b) above and shall have no independent obligation to verify, calculate or recalculate any amount set forth in any Written Notice delivered in accordance with such paragraphs.

(d)            Any Written Notice delivered by a Trustee, or the Subordination Agent, as applicable, pursuant to Section 3.1(a) hereof, if made prior to 10:00 A.M. (New York City time) on any Business Day, shall be effective on the date delivered (or if delivered later on a Business Day or if delivered on a day which is not a Business Day shall be effective as of the next Business Day). Subject to the terms of this Agreement, the Subordination Agent shall as promptly as practicable comply with any such instructions; provided, however, that any transfer of funds pursuant to any instruction received after 10:00 A.M. (New York City time) on any Business Day may be made on the next succeeding Business Day.

(e)            In the event the Subordination Agent shall not receive from any Person any information set forth in paragraph (a) above which is required to enable the Subordination Agent to make a distribution to such Person pursuant to Section 3.2 hereof, the Subordination Agent shall request such information and, failing to receive any such information, the Subordination Agent shall not make such distribution(s) to such Person. In such event, the Subordination Agent shall make distributions pursuant to clauses “first” through “fourth” of Section 3.2 to the extent it shall have sufficient information to enable it to make such distributions, and shall continue to hold any funds remaining, after making such distributions, until the Subordination Agent shall receive all necessary information to enable it to distribute any funds so withheld.

(f)            The notices required under Section 3.1(a) may be in the form of a schedule or similar document provided to the Subordination Agent by the parties referenced therein or by any one of them, which schedule or similar document may state that, unless there has been a prepayment of the Obligations, such schedule or similar document is to remain in effect until any substitute notice or amendment shall be given to the Subordination Agent by the party providing such notice.

SECTION 3.2.      Distribution of Amounts on Deposit in the Collection Account. Except as otherwise provided in Sections 2.4, 3.1(e), and 3.3, amounts on deposit in the Collection Account (including amounts on deposit in the Special Payments Account) shall be promptly distributed on each Regular Distribution Date (or, in the case of any amount described in Section 2.4(a), on the Special Distribution Date thereof) in the following order of priority and in accordance with the information provided to the Subordination Agent pursuant to Section 3.1(a) hereof:

first, such amount as shall be required to reimburse (i) the Subordination Agent for any reasonable out-of-pocket costs and expenses actually incurred by it (to the extent not previously reimbursed) or reasonably expected to be incurred by it for the period ending on the next succeeding Regular Distribution Date (which shall not exceed $150,000 unless approved in writing by the Controlling Party) in the protection of, or the realization of the value of, the Equipment Notes or any Collateral, shall be applied by the Subordination Agent in reimbursement of such costs and expenses, (ii) any Trustee for any amounts of the nature described in clause (i) above actually incurred by it under the applicable Trust Agreement or the Loan Agreement (to the extent not previously reimbursed), shall be distributed to such Trustee and (iii) any Holder for payments, if any, made by it to the Subordination Agent or any Trustee in respect of amounts described in clause (i) above actually incurred by it (to the extent not previously reimbursed) (collectively, the “Administration Expenses”), shall be distributed to the applicable Trustee for the account of such Holder, in each such case, pro rata on the basis of all amounts described in clauses (i) and (ii) above;

second, such amount as shall be required to reimburse or pay (i) the Subordination Agent for any Tax (other than Taxes imposed on compensation paid hereunder), expense, fee, charge or other loss incurred by or any other amount payable to the Subordination Agent in connection with the transactions contemplated hereby (to the extent not previously reimbursed), shall be applied by the Subordination Agent in reimbursement of such amount, (ii) each Trustee for any Tax (other than Taxes imposed on compensation paid under the applicable Trust Agreement or the Loan Agreement), expense, fee, charge, loss or any other amount payable to such Trustee under the applicable Trust Agreement or the Loan Agreement (to the extent not previously reimbursed), shall be distributed to such Trustee, and (iii) each Holder for payments, if any, made by it pursuant to Section 5.2 hereof in respect of amounts described in clause (i) above, shall be distributed to the applicable Trustee for the account of such Holder, in each case, pro rata on the basis of all amounts described in clauses (i) through (iii) above;

third, such amount as shall be required to pay in full (i) first, unpaid PIK Amounts (applied first to interest and then principal) in respect of the Class A Obligations, and (ii) second, accrued and unpaid interest at the Stated Interest Rate on the respective Pool Balances of the Class A Obligations, shall be distributed to the Class A Trustee;

fourth, such amount as shall be required to pay in full Expected Distributions to the holders of the Class A Obligations on such Distribution Date shall be distributed to the Class A Trustee;

fifth, following Final Distributions on each Class of Obligations, to the extent of any remaining proceeds generated by an exercise of remedies pursuant to Article IV with respect to any Aircraft or Equipment Note, all remaining amounts to any Junior Lienholder Representative in satisfaction of any outstanding Junior Lien Obligations;

sixth, the balance, if any, of any such amount remaining thereafter shall be held in the Collection Account for later distribution in accordance with this Article III.

With respect to clauses “first” and “second” above, no amounts shall be reimbursable to the Subordination Agent, any Trustee, or any Holder for any payments made by any such Person in connection with any Equipment Note that is no longer held by the Subordination Agent (to the extent that such payments relate to periods after such Equipment Note ceases to be held by the Subordination Agent).

SECTION 3.3.      Other Payments. (a)  Any payments received by the Subordination Agent for which no provision as to the application thereof is made in this Agreement shall be distributed by the Subordination Agent (i) in the order of priority specified in Section 3.2 hereof and (ii) to the extent received or realized at any time after the Final Distributions for each Class of Obligations have been made, in the manner provided in clause “first” of Section 3.2 hereof.

(b)            [Reserved].

(c)            If the Subordination Agent receives any Scheduled Payment after the Scheduled Payment Date relating thereto, but prior to such payment becoming an Overdue Scheduled Payment, then the Subordination Agent shall deposit such Scheduled Payment in the Collection Account and promptly distribute such Scheduled Payment in accordance with the priority of distributions set forth in Section 3.2 hereof; provided that, for the purposes of this Section 3.3(c) only, the reference in clause “fourth” of Section 3.2 to “Distribution Date” shall be deemed to refer to such Scheduled Payment Date.

SECTION 3.4.      Payments to the Trustees . Any amounts distributed hereunder by the Subordination Agent to any Trustee which shall not be the same institution as the Subordination Agent shall be paid to such Trustee by wire transfer to the account such Trustee shall provide to the Subordination Agent.

ARTICLE IV.

EXERCISE OF REMEDIES

SECTION 4.1.      Directions from the Controlling Party. (a)  (i)  Following the occurrence and during the continuation of an Indenture Default under any Indenture, the Controlling Party shall direct the Subordination Agent, as the holder of Equipment Notes issued under such Indenture, which in turn shall direct the Loan Trustee under such Indenture, in the exercise of remedies available to the holder of such Equipment Notes, including, without limitation, the ability to vote all such Equipment Notes held by the Subordination Agent in favor of Accelerating such Equipment Notes in accordance with the provisions of such Indenture. Subject to Section 4.1(a)(iii), if the Equipment Notes issued pursuant to any Indenture and held by the Subordination Agent have been Accelerated following an Indenture Default with respect thereto, the Controlling Party may direct the Subordination Agent to sell, assign, contract to sell or otherwise dispose of and deliver all (but not less than all) of such Equipment Notes or all or any portion of the Collateral under such Indenture to any Person at public or private sale, at any location at the option of the Controlling Party; provided that, in each case, such sale, assignment or other disposition shall be conducted in a commercially reasonable manner and in accordance with applicable law, including Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof) and, to the extent a Bankruptcy Event has occurred and is continuing, the Bankruptcy Code. If all or any portion of the Collateral is sold or otherwise disposed of following an Indenture Default, no break-up fees or other fees (excluding third-party broker fees) or similar amounts may be paid to any buyer, potential buyer or other Person from the proceeds of such sale or other disposition.

(ii)            Following the occurrence and during the continuation of an Indenture Default under any Indenture, in the exercise of remedies pursuant to such Indenture, the Loan Trustee under such Indenture may be directed to lease the related Aircraft to any Person (including Wheels Up) so long as the Loan Trustee in doing so acts in a “commercially reasonable” manner within the meaning of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof).

(iii)            Notwithstanding the foregoing, so long as any Obligations remain Outstanding, during the period ending on the date which is nine months after the earlier of (x) the Acceleration of the Equipment Notes issued pursuant to any Indenture and (y) the occurrence of a Bankruptcy Event, without the consent of each Trustee, no Aircraft subject to the Lien of such Indenture or such Equipment Notes may be sold if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes.

(iv)            Upon the occurrence and continuation of an Indenture Default under any Indenture, the Subordination Agent will obtain three desktop appraisals from the Appraisers selected by the Controlling Party setting forth the current market value, current lease rate and distressed value (in each case, as defined by the International Society of Transport Aircraft Trading or any successor organization) of the Aircraft subject to such Indenture (each such appraisal, an “Appraisal” and the current market value appraisals being referred to herein as the “Post-Default Appraisals”). For so long as any Indenture Default shall be continuing under any Indenture, and without limiting the right of the Controlling Party to request more frequent Appraisals, the Subordination Agent will obtain updated Appraisals on the date that is 364 days from the date of the most recent Appraisal (or if a Bankruptcy Event shall have occurred and is continuing, on the date that is 180 days from the date of the most recent Appraisal) and will, acting on behalf of each Trustee, post such Appraisals on website accessible to the Holders or make such other commercially reasonable efforts as the Subordination Agent may deem appropriate to make such Appraisals available to all Holders.

(b)            Following the occurrence and during the continuance of an Indenture Default under any Indenture, the Controlling Party shall take such actions as it may reasonably deem most effectual to complete the sale or other disposition of the relevant Aircraft or Equipment Notes. In addition, in lieu of any sale, assignment, contract to sell or other disposition, the Controlling Party may maintain or cause the Subordination Agent to maintain possession of such Equipment Notes and continue to apply monies received in respect of such Equipment Notes in accordance with Article III hereof. In addition, in lieu of such sale, assignment, contract to sell or other disposition, or in lieu of such maintenance of possession, the Controlling Party may, subject to the terms and conditions of the related Indenture, instruct the Loan Trustee under such Indenture, to foreclose on the Lien on the related Aircraft or to take any other remedial action permitted under such Indenture or under any applicable law, including . Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof) and, to the extent a Bankruptcy Event has occurred and is continuing, the Bankruptcy Code.

(c)            If following a Bankruptcy Event and during the pendency thereof, the Controlling Party receives a proposal from or on behalf of Wheels Up to restructure the financing of any one or more of the Aircraft, the Controlling Party shall promptly thereafter give the Subordination Agent and each Trustee notice of the material economic terms and conditions of such restructuring proposal whereupon the Subordination Agent acting on behalf of each Trustee shall endeavor using reasonable commercial efforts to make such terms and conditions of such restructuring proposal available to all Holders. Thereafter, neither the Subordination Agent nor any Trustee, whether acting on instructions of the Controlling Party or otherwise, may, without the consent of each Trustee, enter into any term sheet, stipulation or other agreement (whether in the form of an adequate protection stipulation, an extension under Section 1110(b) of the Bankruptcy Code or otherwise) to effect any such restructuring proposal with or on behalf of Wheels Up unless and until the material economic terms and conditions of such restructuring shall have been made available to all Holders for a period of not less than 15 calendar days (except that such requirement shall not apply to any such term sheet, stipulation or other agreement that is entered into on or prior to the expiry of the 60-Day Period and that is effective for a period not longer than three months from the expiry of the 60-Day Period). In the event that any Additional Junior Holder gives irrevocable notice of the exercise of its right to purchase all (but not less than all) of the Class of Obligations represented by the then Controlling Party pursuant to the applicable Trust Agreement (provided that, if any Class A Obligations are then outstanding, the procedure and purchase price for any such purchase of the Class A-1 Loans shall be determined in accordance with the Loan Agreement) prior to the expiry of the 15-day notice period specified above, such Controlling Party may not direct the Subordination Agent or any Trustee to enter into any such restructuring proposal with respect to any of the Aircraft unless and until such Holder shall fail to purchase such Class of Obligations on the date that it is required to make such purchase.

SECTION 4.2.     Remedies Cumulative. Each and every right, power and remedy given to the Trustees, the Controlling Party or the Subordination Agent specifically or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may, subject always to the terms and conditions hereof, be exercised from time to time and as often and in such order as may be deemed expedient by any Trustee, the Controlling Party or the Subordination Agent, as appropriate, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by any Trustee, the Controlling Party or the Subordination Agent in the exercise of any right, remedy or power or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default or to be an acquiescence therein.

SECTION 4.3.      Discontinuance of Proceedings. In case any party to this Agreement (including the Controlling Party in such capacity) shall have instituted any Proceeding to enforce any right, power or remedy under this Agreement by foreclosure, entry or otherwise, and such Proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Person instituting such Proceeding, then and in every such case each such party shall, subject to any determination in such Proceeding, be restored to its former position and rights hereunder, and all rights, remedies and powers of such party shall continue as if no such Proceeding had been instituted.

SECTION 4.4.      Right of Holders to Receive Payments Not to Be Impaired. Anything in this Agreement to the contrary notwithstanding but subject to the Loan Agreement and each Trust Agreement, the right of any Holder to receive payments hereunder (including without limitation pursuant to Section 3.2 hereof) when due, or to institute suit for the enforcement of any such payment on or after the applicable Distribution Date, shall not be impaired or affected without the consent of such Holder.

SECTION 4.5.      Undertaking for Costs. In any Proceeding for the enforcement of any right or remedy under this Agreement or in any Proceeding against any Controlling Party or the Subordination Agent for any action taken or omitted by it as Controlling Party or Subordination Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. The provisions of this Section do not apply to a suit instituted by the Subordination Agent or a Trustee or a suit by Holders holding more than 10% of the original principal amount of any Class of Obligations.

ARTICLE V

DUTIES OF THE SUBORDINATION AGENT;
AGREEMENTS OF TRUSTEES, ETC.

SECTION 5.1.      Notice of Indenture Default or Triggering Event. (a)  In the event the Subordination Agent shall have actual knowledge of the occurrence of an Indenture Default or a Triggering Event, as promptly as practicable, and in any event within 10 days after obtaining knowledge thereof, the Subordination Agent shall transmit by mail or courier to each Rating Agency and the Trustees notice of such Indenture Default or Triggering Event, unless such Indenture Default or Triggering Event shall have been cured or waived. For all purposes of this Agreement, in the absence of actual knowledge on the part of a Responsible Officer, the Subordination Agent shall not be deemed to have knowledge of any Indenture Default or Triggering Event unless notified in writing by one or more Trustees, or one or more Holders.

(b)            Other Notices. The Subordination Agent will furnish to each Trustee, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Subordination Agent as registered holder of the Equipment Notes or otherwise in its capacity as Subordination Agent to the extent the same shall not have been otherwise directly distributed to such Trustee, pursuant to the express provision of any other Operative Agreement.

(c)            Securities Position. Upon the occurrence of an Indenture Default, the Subordination Agent shall instruct the Trustees to, and the Trustees shall, make available to all Holders a securities position or copy of its loan register, as applicable, listing setting forth the names of all the parties reflected in its records as holding interests in the Obligations.

(d)            Reports. Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of Wheels Up to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Subordination Agent will provide to the Trustee, each Rating Agency and Wheels Up a statement setting forth the following information:

(i)            after a Bankruptcy Event, with respect to each Aircraft, whether such Aircraft is (A) subject to the 60-day period of Section 1110(a)(2)(A) of the Bankruptcy Code, (B) subject to an election by Wheels Up under Section 1110(a) of the Bankruptcy Code, (C) covered by an agreement contemplated by Section 1110(b) of the Bankruptcy Code or (D) not subject to any of (A), (B) or (C);

(ii)            to the best of the Subordination Agent’s knowledge, after requesting such information from Wheels Up, (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft and (C) the location of the Engines (as defined in the Indentures);

(iii)            the current Pool Balance of the Obligations, the Preferred Pool Balance with respect to any Additional Junior Obligations and the outstanding principal amount of all Equipment Notes;

(iv)            the expected amount of interest which will have accrued on the Equipment Notes and on the Obligations as of the next Regular Distribution Date, and, as to the Obligations, the applicable PIK Amounts (including current principal amount and expected amount of interest which will have accrued thereon as of the next Regular Distribution Date);

(v)            the amounts paid to each Person on such Distribution Date pursuant to this Agreement;

(vi)            details of the amounts paid on such Distribution Date identified by reference to the relevant provision of this Agreement and the source of payment (by Aircraft and party); and

(vii)            after a Bankruptcy Event, any operational reports filed by Wheels Up with the bankruptcy court which are available to the Subordination Agent on a non-confidential basis.

SECTION 5.2.      Indemnification. The Subordination Agent shall not be required to take any action or refrain from taking any action under Section 5.1 (other than the first sentence thereof) or Article IV hereof unless the Subordination Agent shall have been indemnified (to the extent and in the manner reasonably satisfactory to the Subordination Agent) against any liability, cost or expense (including counsel fees and expenses) which may be incurred in connection therewith. The Subordination Agent shall not be under any obligation to take any action under this Agreement and nothing contained in this Agreement shall require the Subordination Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Subordination Agent shall not be required to take any action under Section 5.1 (other than the first sentence thereof) or Article IV hereof, nor shall any other provision of this Agreement be deemed to impose a duty on the Subordination Agent to take any action, if the Subordination Agent shall have been advised by counsel that such action is contrary to the terms hereof or is otherwise contrary to law.

SECTION 5.3.      No Duties Except as Specified in this Intercreditor Agreement. The Subordination Agent shall not have any duty or obligation to take or refrain from taking any action under, or in connection with, this Agreement, except as expressly provided by the terms of this Agreement; and no implied duties or obligations shall be read into this Agreement against the Subordination Agent. The Subordination Agent agrees that it will, in its individual capacity and at its own cost and expense (but without any right of indemnity in respect of any such cost or expense under Section 5.2 or 7.1 hereof) promptly take such action as may be necessary to duly discharge all Liens on any of the Trust Accounts or any monies deposited therein which result from claims against it in its individual capacity not related to its activities hereunder or any other Operative Agreement.

SECTION 5.4.      Notice from the Trustees. If any Trustee has notice of an Indenture Default or a Triggering Event, such Person shall promptly give notice thereof to each other party hereto, provided, however, that no such Person shall have any liability hereunder as a result of its failure to deliver any such notice.

ARTICLE VI

THE SUBORDINATION AGENT

SECTION 6.1.      Authorization; Acceptance of Trusts and Duties. Each of the Trustees hereby designates and appoints the Subordination Agent as the Subordination Agent under this Agreement. WTNA hereby accepts the duties hereby created and applicable to it as the Subordination Agent and agrees to perform the same but only upon the terms of this Agreement and agrees to receive and disburse all monies received by it in accordance with the terms hereof. The Subordination Agent shall not be answerable or accountable under any circumstances, except (a) for its own willful misconduct or gross negligence (or ordinary negligence in the handling of funds), (b) as provided in Sections 2.2 or 5.3 hereof and (c) for liabilities that may result from the material inaccuracy of any representation or warranty of the Subordination Agent made in its individual capacity in any Operative Agreement. The Subordination Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Subordination Agent, unless it is proved that the Subordination Agent was negligent in ascertaining the pertinent facts.

SECTION 6.2.      Absence of Duties. The Subordination Agent shall have no duty to see to any recording or filing of this Agreement or any other document, or to see to the maintenance of any such recording or filing.

SECTION 6.3.      No Representations or Warranties as to Documents. The Subordination Agent in its individual capacity does not make nor shall be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Agreement or any other Operative Agreement or as to the correctness of any statement contained in any thereof, except for the representations and warranties of the Subordination Agent, made in its individual capacity, under any Operative Agreement to which it is a party. The Holders and the Trustees make no representation or warranty hereunder whatsoever.

SECTION 6.4.      No Segregation of Monies; No Interest. Any monies paid to or retained by the Subordination Agent pursuant to any provision hereof and not then required to be distributed to any Trustee as provided in Articles II and III hereof or deposited into one or more Trust Accounts need not be segregated in any manner except to the extent required by such Articles II and III and by law, and the Subordination Agent shall not (except as otherwise provided in Section 2.2 hereof) be liable for any interest thereon; provided, however, that any payments received or applied hereunder by the Subordination Agent shall be accounted for by the Subordination Agent so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

SECTION 6.5.      Reliance; Agents; Advice of Counsel. The Subordination Agent shall not incur liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. As to the Pool Balance of any Trust as of any date, the Subordination Agent may for all purposes hereof rely on a certificate signed by any Responsible Officer of the applicable Trustee, and such certificate shall constitute full protection to the Subordination Agent for any action taken or omitted to be taken by it in good faith in reliance thereon. As to any fact or matter relating to the Trustees the manner of ascertainment of which is not specifically described herein, the Subordination Agent may for all purposes hereof rely on a certificate, signed by any Responsible Officer of the applicable Trustee as to such fact or matter, and such certificate shall constitute full protection to the Subordination Agent for any action taken or omitted to be taken by it in good faith in reliance thereon. The Subordination Agent shall assume, and shall be fully protected in assuming, that each of the Trustees are authorized to enter into this Agreement and to take all action to be taken by them pursuant to the provisions hereof, and shall not inquire into the authorization of the Trustees with respect thereto. In the administration of the trusts hereunder, the Subordination Agent may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it, and the Subordination Agent shall not be liable for the acts or omissions of any agent appointed with due care or for anything done, suffered or omitted in good faith by it in accordance with the advice or written opinion of any such counsel, accountants or other skilled persons.

SECTION 6.6.      Capacity in Which Acting. The Subordination Agent acts hereunder solely as agent and trustee herein and not in its individual capacity, except as otherwise expressly provided in the Operative Agreements.

SECTION 6.7.      Compensation. The Subordination Agent shall be entitled to reasonable compensation, including expenses and disbursements, for all services rendered hereunder and shall have a priority claim to the extent set forth in Article III hereof on all monies collected hereunder for the payment of such compensation, to the extent that such compensation shall not be paid by others. The Subordination Agent agrees that it shall have no right against any Trustee for any fee as compensation for its services as agent under this Agreement. The provisions of this Section 6.7 shall survive the termination of this Agreement.

SECTION 6.8.      May Become Holder. The institution acting as Subordination Agent hereunder may become a Holder and have all rights and benefits of a Holder to the same extent as if it were not the institution acting as the Subordination Agent.

SECTION 6.9.      Subordination Agent Required; Eligibility. There shall at all times be a Subordination Agent hereunder which shall be a corporation or national banking association organized and doing business under the laws of the United States of America or of any State or the District of Columbia having a combined capital and surplus of at least $100,000,000 (or the obligations of which, whether now in existence or hereafter incurred, are fully and unconditionally guaranteed by a corporation or national banking association organized and doing business under the laws of the United States of America, any State thereof or of the District of Columbia and having a combined capital and surplus of at least $100,000,000), if there is such an institution willing and able to perform the duties of the Subordination Agent hereunder upon reasonable or customary terms. Such corporation or national banking association shall be a citizen of the United States and shall be authorized under the laws of the United States or any State thereof or of the District of Columbia to exercise corporate trust powers and shall be subject to supervision or examination by federal, state or District of Columbia authorities. If such corporation or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of any of the aforesaid supervising or examining authorities, then, for the purposes of this Section 6.9, the combined capital and surplus of such corporation or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

In case at any time the Subordination Agent shall cease to be eligible in accordance with the provisions of this Section, the Subordination Agent shall resign immediately in the manner and with the effect specified in Section 8.1.

SECTION 6.10.      Money to Be Held in Trust. All Equipment Notes, monies and other property deposited with or held by the Subordination Agent pursuant to this Agreement shall be held in trust for the benefit of the parties entitled to such Equipment Notes, monies and other property. All such Equipment Notes, monies or other property shall be held in the trust department of the institution acting as Subordination Agent hereunder.

SECTION 6.11.      Notice of Substitution of Airframe. If the Subordination Agent, in its capacity as a holder of Equipment Notes issued under an Indenture, receives a notice of substitution of a Substitute Airframe (as defined in such Indenture) pursuant to Section 4.04(f) of such Indenture, the Subordination Agent shall promptly (i) provide a copy of such notice to each Trustee and each Rating Agency and (ii) on behalf of each Trustee make available such notice to all Holders.

ARTICLE VII

INDEMNIFICATION OF SUBORDINATION AGENT

SECTION 7.1.     Scope of Indemnification. The Subordination Agent shall be indemnified hereunder to the extent and in the manner described in Section 7.1 of the Participation Agreements and Section 6 of the Note Purchase Agreement. The indemnities contained in such Sections of such agreements shall survive the termination of this Agreement.

ARTICLE VIII

SUCCESSOR SUBORDINATION AGENT

SECTION 8.1.     Replacement of Subordination Agent; Appointment of Successor. The Subordination Agent may resign at any time by so notifying each other party hereto. The Controlling Party may remove the Subordination Agent for cause by so notifying the Subordination Agent and may appoint a successor Subordination Agent. The Controlling Party shall remove the Subordination Agent if:

(1)            the Subordination Agent fails to comply with Section 6.9 hereof;

(2)            the Subordination Agent is adjudged bankrupt or insolvent;

(3)            a receiver or other public officer takes charge of the Subordination Agent or its property; or

(4)            the Subordination Agent otherwise becomes incapable of acting.

If the Subordination Agent resigns or is removed or if a vacancy exists in the office of Subordination Agent for any reason (the Subordination Agent in such event being referred to herein as the retiring Subordination Agent), the Controlling Party shall promptly appoint a successor Subordination Agent.

A successor Subordination Agent shall deliver (x) a written acceptance of its appointment as Subordination Agent hereunder to the retiring Subordination Agent and (y) a written assumption of its obligations hereunder to each party hereto, upon which the resignation or removal of the retiring Subordination Agent shall become effective, and the successor Subordination Agent shall have all the rights, powers and duties of the Subordination Agent under this Agreement. The successor Subordination Agent shall mail a notice of its succession to each other party hereto. The retiring Subordination Agent shall promptly transfer its rights to all of the property held by it as Subordination Agent to the successor Subordination Agent.

If a successor Subordination Agent does not take office within 60 days after the retiring Subordination Agent resigns or is removed, the retiring Subordination Agent or one or more of the Trustees may petition any court of competent jurisdiction for the appointment of a successor Subordination Agent.

If the Subordination Agent fails to comply with Section 6.9 hereof (to the extent applicable), one or more of the Trustees may petition any court of competent jurisdiction for the removal of the Subordination Agent and the appointment of a successor Subordination Agent.

Notwithstanding the foregoing, no resignation or removal of the Subordination Agent shall be effective unless and until a successor has been appointed. If any Class of Obligations is then rated, no appointment of a successor Subordination Agent shall be effective unless and until each Rating Agency shall have delivered a Ratings Confirmation.

ARTICLE IX

SUPPLEMENTS AND AMENDMENTS

SECTION 9.1.     Amendments, Waivers, Possible Future Issuance of an Additional Class of Obligations, etc. (a) This Agreement may not be supplemented, amended or modified without the consent of each Trustee (acting, except in the case of any amendment contemplated by the last sentence of this Section 9.1(a), with the consent of holders of Obligations of the related Class evidencing Loans of such Class or interests in the related Trust aggregating not less than a majority of such Loans or in interest in such Trust or as otherwise authorized pursuant to the relevant Loan Agreement or Trust Agreement), and the Subordination Agent; provided, however, that this Agreement may be supplemented, amended or modified without the consent of any Trustee if such supplement, amendment or modification (i) is in accordance with Section 9.1(c), Section 9.1(d) or 9.1(e) hereof or (ii) cures an ambiguity or inconsistency or does not materially adversely affect such Trustee or the Holders of the related Class of Obligations (provided, as to the Class A-1 Obligations, no such supplement, amendment or modification may adversely affect in any respect the Class A-1 Trust, the Class A-1 Trustee or the Holders of the Class A-1 Obligations); provided further, however, that, if such supplement, amendment or modification (A) would (x) directly or indirectly modify or supersede, or otherwise conflict with, Section 2.2(b), the last sentence of this Section 9.1(a), Section 9.1(c), Section 9.1(d), Section 9.1(e) the second sentence of Section 10.6 or this proviso (collectively, the “Wheels Up Provisions”) or (y) otherwise adversely affect the interests of Wheels Up with respect to its payment obligations under any Operative Agreement, or (B) is made pursuant to the last sentence of this Section 9.1(a) or pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e), then such supplement, amendment or modification shall not be effective without the additional written consent of Wheels Up or (iii) if such supplement, amendment or modification would directly or indirectly amend, modify or supersede, or otherwise conflict with, the last two sentences of Section 4.1(a)(i), then such supplement, amendment or modification shall not be effective without the unanimous consent of each Holder. Notwithstanding the foregoing, (A) if such supplement, amendment or modification would directly or indirectly modify or supersede, or otherwise conflict with, Section 9.1(b) (or the rights of the Class A-1 Trust or Class A-1 Holders in respect of authority as Controlling Party or rights to direct actions hereunder) or otherwise adversely affect the Class A-1 Trust, the Class A-1 Trustee or the holders of Class A-1 Obligations in any material respect, then such supplement, amendment or modification shall not be effective without the consent of the Controlling Party, and (B)without the consent of each Holder, no supplement, amendment or modification of this Agreement may (i) reduce the percentage of Loans of the applicable Class, the interest in any Trust evidenced by the Obligations issued by such Trust necessary to consent to modify or amend any provision of this Agreement or to waive compliance therewith or (ii) except as provided in this Section 9.1(a), Section 9.1(c), Section 9.1(d) or Section 9.1(e), modify Section 2.4 or 3.2 hereof, relating to the distribution of monies received by the Subordination Agent hereunder from the Equipment Notes. Nothing contained in this Section shall require the consent of a Trustee at any time following the payment of Final Distributions with respect to the related Class of Obligations.

(b)            In the event that the Subordination Agent, as the registered holder of any Equipment Notes, receives a request for the giving of any notice or for its consent to any amendment, supplement, modification, consent or waiver under such Equipment Notes, the Indenture pursuant to which such Equipment Notes were issued or the related Participation Agreement or other related document, then, (x) in each case until payment of the Final Distributions for the Class A-1 Obligations, the Subordination Agent shall request directions from the Controlling Party and vote or consent in accordance with such directions and thereafter, (y) (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request directions from each Trustee entitled to direct the Subordination Agent in accordance with the terms of Section 10.01 of such Indenture, and the Subordination Agent shall vote or consent in accordance with the directions of such Trustee, and (ii) if any Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights with respect to such Equipment Notes as directed by the Controlling Party (subject to Sections 4.1 and 4.4 hereof); provided that no such amendment, supplement, modification, consent or waiver shall, without the consent of each affected Holder, (A) reduce the amount of principal or interest payable by Wheels Up under any Equipment Note, (B) change the time of payment or method of calculation of any amount under any Equipment Note, (C) directly or indirectly amend, modify or supersede, or otherwise conflict with, the requirement that any disposition shall be conducted in a commercially reasonable manner and in accordance with applicable law, including Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof) and, to the extent a Bankruptcy Event has occurred and is continuing, the Bankruptcy Code (D) modify, amend or waive Section 4.1(a)(i) hereof or (E) or release any material Guarantor from the Notes Guaranty other than as set forth therein.

(c)            If any series of Additional Junior Equipment Notes issued with respect to all of the Aircraft are repaid and re-issued in accordance with the terms of Section 4(a)(iv) of the Note Purchase Agreement, or any series of Additional Junior Equipment Notes issued pursuant to Section 9.1(d) are repaid and re-issued in accordance with Section 4(a)(iv) of the Note Purchase Agreement, such series of re-issued Equipment Notes (the “Refinancing Equipment Notes”) shall be issued to a new statutory trust or pass through trust (a “Refinancing Trust”) that issues a class of loans or pass through certificates (the “Refinancing Obligations”) to lenders or certificateholders (the “Refinancing Holders”) pursuant to a statutory trust agreement or pass through trust agreement (a “Refinancing Trust Agreement”) with a trustee (a “Refinancing Trustee”). A Refinancing Trust, a Refinancing Trustee and the Refinancing Obligations shall be subject to all of the provisions of this Agreement in the same manner as the applicable Additional Junior Trust, the applicable Additional Junior Trustee and the applicable Additional Junior Obligations, whichever corresponds to the series of the refinanced Equipment Notes, including the subordination of the Refinancing Obligations to the Administration Expenses, and the Class A Obligations and, if applicable, any previously issued class of Additional Junior Obligations. Such issuance of Refinancing Equipment Notes and Refinancing Obligations and the amendment of this Agreement as provided below shall require Ratings Confirmation (if any Class is then rated) and shall not materially adversely affect any of the Trustees. This Agreement shall be amended by written agreement of Wheels Up and the Subordination Agent to give effect to the issuance of any Refinancing Obligations subject to the following terms and conditions:

(i)            the Refinancing Trust or Refinancing Trustee, as applicable, shall be added as a party to this Agreement;

(ii)            the definitions of “Certificate”, “Class”, “Final Legal Distribution Date”, “Obligations”, “Trust”, “Trustee”, “Trust Agreement” and “Controlling Party” (and such other applicable definitions) shall be revised, as appropriate, to reflect such issuance (and the subordination of the Refinancing Obligations and the Refinancing Equipment Notes);

(iii)           the Refinancing Obligations may be rated by one or more Rating Agencies, and may allow for payment in kind of interest in a manner similar to the PIK Amounts;

(iv)           the Refinancing Obligations cannot be issued to Wheels Up but may be issued to any of Wheels Up’s Affiliates so long as such Affiliate shall have bankruptcy remote and special purpose provisions in its certificate of incorporation or other organizational documents and any subsequent transfer of the Refinancing Obligations to any Affiliate of Wheels Up shall be similarly restricted; and

(v)            the scheduled payment dates on the Refinancing Equipment Notes shall be on the Regular Distribution Dates.

The issuance of the Refinancing Obligations in compliance with all of the foregoing terms of this Section 9.1(c) shall not require the consent of any of the Trustees or the holders of any Class of Obligations.

(d)            Pursuant to the terms of Section 2.02 of each Indenture and Section 4(a)(iv) of the Note Purchase Agreement, one or more additional series of Equipment Notes (the “Additional Junior Equipment Notes”), which shall be subordinated in right of payment to the Series A Equipment Notes, may be issued at any time, and from time to time, on or after the final Closing Date. If any series of Additional Junior Equipment Notes are issued under one or more of the Indentures, each such series of Additional Junior Equipment Notes shall be issued to a new statutory trust or pass through trust (an “Additional Junior Trust”) that issues a class of loans or pass through certificates (the “Additional Junior Obligations”) to lenders or certificateholders (the “Additional Junior Holders”) pursuant to a statutory trust agreement or pass through trust agreement (an “Additional Junior Trust Agreement”) with a trustee (an “Additional Junior Trustee”). In such case, this Agreement shall be amended by written agreement of Wheels Up and the Subordination Agent to provide for the subordination of the Additional Junior Obligations to the Administration Expenses and the Class A Obligations and, if applicable, any previously issued class of Additional Junior Obligations (subject to clause (iii) below). Such issuance and the amendment of this Agreement as provided below shall require Ratings Confirmation (if applicable) and shall not materially adversely affect any of the Trustees. This Agreement shall be amended by written agreement of Wheels Up and the Subordination Agent to give effect to the issuance of any Additional Junior Obligations subject to the following terms and conditions:

(i)             the Additional Junior Trust or Additional Junior Trustee, as applicable, shall be added as a party to this Agreement;

(ii)            the definitions of “Certificate”, “Class”, “Class A”, “Class A-1 Loans”, “Final Legal Distribution Date”, “Obligations” “Equipment Notes”, “Final Legal Distribution Date”, “Trust”, “Trust Agreement” and “Controlling Party” (and such other applicable definitions) shall be revised, as appropriate, to reflect the issuance of the Additional Junior Obligations (and the subordination thereof);

(iii)           Section 3.2 may be revised to provide for the distribution of “PIK Amounts” (calculated in a manner similar to the calculation of PIK Amounts for the Class A-1 Loans) and “Adjusted Interest” (calculated in a manner substantially similar to the definition of Adjusted Interest) for such class of Additional Junior Obligations after all interest and PIK Amounts on the Class A Obligations (and, if applicable, after any “Adjusted Interest” for any previously issued class of Additional Junior Obligations) but before Expected Distributions on the Class A Obligations;

(iv)           the Additional Junior Obligations may be rated by one or more Rating Agencies;

(v)            the Additional Junior Obligations may allow for payment in kind of interest as “PIK Amounts” in a manner similar to the PIK Amounts in respect of the Class A-1 Loans;

(vi)           the Additional Junior Obligations cannot be issued to Wheels Up but may be issued to any of Wheels Up’s Affiliates so long as such Affiliate shall have bankruptcy remote and special purpose provisions in its certificate of incorporation or other organizational documents and any subsequent transfer of the Additional Junior Obligations to any Affiliate of Wheels Up shall be similarly restricted and the Loan Trustee will be entitled to the benefits of Section 1110 with respect to such Additional Aircraft under the related Indenture;

(vii)          the provisions of this Agreement governing payments with respect to Obligations and related notices, including Sections 2.4, 3.1 and 3.2, shall be revised to provide for distributions on such class of the Additional Junior Obligations after payment of Administration Expenses, the Class A Obligations (and, if applicable, any previously issued class of Additional Junior Obligations); and

(viii)         the scheduled payment dates on such series of Additional Junior Equipment Notes shall be on the Regular Distribution Dates.

The issuance of the Additional Junior Obligations in compliance with all of the foregoing terms of this Section 9.1(d) shall not require the consent of any of the Trustees or the holders of any Class of Obligations.

(e)            Pursuant to the terms of Section 4(a)(iv) of the Note Purchase Agreement, a one or more additional series of Equipment Notes (the “Additional Pari Passu Equipment Notes”), which shall be pari passu in right of payment to the Series A-1 Equipment Notes, may be issued at any time, and from time to time, prior to the date that is 18 months following the date hereof for the purpose of financing Additional Aircraft. If any Additional Pari Passu Equipment Notes are issued, such Additional Pari Passu Equipment Notes shall be issued to a new statutory trust or pass through trust (an “Additional Pari Passu Trust”) that issues a class of loans or pass through certificates (the “Additional Pari Passu Obligations”) to lenders or certificateholders (the “Additional Pari Passu Holders”) pursuant to a statutory trust agreement or pass through trust agreement (the “Additional Pari Passu Trust Agreement”) with a trustee (the “Additional Pari Passu Trustee”). In such case, this Agreement shall be amended by written agreement of Wheels Up and the Subordination Agent to provide for issuance of the Additional Pari Passu Obligations and subordination thereof to the Administration Expenses. Such issuance and the amendment of this Agreement as provided below shall require Ratings Confirmation (if applicable) and shall not materially adversely affect any of the Trustees. This Agreement shall be amended by written agreement of Wheels Up and the Subordination Agent to give effect to the issuance of any Additional Obligations subject to the following terms and conditions:

(i)             the Additional Pari Passu Trust or Additional Pari Passu Trustee, as applicable, shall be added as a party to this Agreement;

(ii)            the definitions of “Certificate”, “Class”, “Equipment Notes”, “Final Legal Distribution Date”, “Trust”, “Trust Agreement” and “Controlling Party” (and such other applicable definitions) shall be revised, as appropriate, to reflect the issuance of the Additional Pari Passu Obligations;

(iii)           Section 3.2 shall be revised to provide for the distribution of “PIK Amounts” (calculated in a manner similar to the calculation of PIK Amounts for the Class A-1 Loans);

(iv)           the Additional Pari Passu Obligations may be rated by one or more Rating Agencies;

(v)            the Additional Pari Passu Obligations will allow for payment in kind of interest as “PIK Amounts” in a manner similar to the PIK Amounts in respect of the Class A-1 Loans;

(vi)           the Additional Pari Passu Obligations cannot be issued to Wheels Up or any of its Affiliates;

(vii)          the provisions of this Agreement governing payments with respect to Obligations and related notices, including Sections 2.4, 3.1 and 3.2, shall be revised to provide for distributions on Additional Pari Passu Obligations after payment of Administration Expenses, but at the same level of priority as the Class A-1 Loans, subject to clause (iii) above;

(viii)         the scheduled payment dates on such Additional Pari Passu Equipment Notes shall be on the Regular Distribution Dates;

(ix)            the aggregate principal amount of all Additional Pari Passu Obligations issued shall not exceed 50% of all Class A-1 Obligations then Outstanding;

(x)             no Additional Pari Passu Equipment Notes may be issued in respect of any Aircraft other than any Additional Aircraft;

(xi)            each Additional Aircraft is an Eligible Aircraft and the Loan Trustee will be entitled to the benefits of Section 1110 with respect to such Additional Aircraft under the related indenture;

(xii)           the Weighted Average Age of the Portfolio is not increased by more than one year as a result of the inclusion of the Additional Aircraft, based on Appraisals (as defined in the Note Purchase Agreement) dated no more than 60 days prior to the date of such issuance;

(xiii)          no LTV Ratio Issuance Event shall have occurred and be continuing; and

(xiv)         the Financing Agreements (other than the relevant note purchase agreement) in respect of such Additional Equipment Notes shall be in substantially the same form as the Financing Agreements for the Series A-1 Equipment Notes;

(xv)          (A) the final maturity and weighted average life of any Additional Pari Passu Equipment Notes shall be no shorter than the final maturity and remaining weighted average life, as the case may be, of the Series A-1 Equipment Notes and (B) the all-in yield of the applicable Additional Pari Passu Obligations shall be no greater than the all-in yield of the Class A-1 Loans (determined on the Initial Closing Date); and

(xvi)         the Issuer has delivered or has caused notice of such issuance to be delivered to the Class A-1 Trust for distribution to the Class A-1 Lenders at least ten (10) Business Days prior to such issuance.

The issuance of the Class A-2 Obligations in compliance with all of the foregoing terms of this Section 9.1(e) shall not require the consent of any of the Trustees or the holders of any Class of Obligations.

SECTION 9.2.     Subordination Agent Protected. If, in the reasonable opinion of the institution acting as the Subordination Agent hereunder, any document required to be executed pursuant to the terms of Section 9.1 affects any right, duty, immunity or indemnity with respect to it under this Agreement, the Subordination Agent may in its discretion decline to execute such document.

SECTION 9.3.     Effect of Supplemental Agreements. Upon the execution of any amendment, consent or supplement hereto pursuant to the provisions hereof, this Agreement shall be and be deemed to be and shall be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Agreement of the parties hereto and beneficiaries hereof shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such amendment, consent or supplement shall be and be deemed to be and shall be part of the terms and conditions of this Agreement for any and all purposes. In executing or accepting any amendment, consent or supplement permitted by this Article IX, the Subordination Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment, consent or supplement is authorized or permitted by this Agreement.

SECTION 9.4.     Notice to Rating Agency. Promptly upon receipt of any amendment, consent, modification, supplement or waiver contemplated by this Article IX and prior to taking any action required to be taken thereunder, the Subordination Agent shall send a copy thereof to each Rating Agency.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.      Termination of Intercreditor Agreement. Following payment of Final Distributions with respect to each Class of Obligations and provided that there shall then be no other amounts due to the Holders, the Trustees and the Subordination Agent hereunder or under the Trust Agreements, this Agreement and the trusts created hereby shall terminate and this Agreement shall be of no further force or effect. Except as aforesaid or otherwise provided, this Agreement and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

SECTION 10.2.      Intercreditor Agreement for Benefit of Trustees and Subordination Agent. Subject to the second sentence of Section 10.6 and the provisions of Sections 4.4 and 9.1, nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the Trustees and the Subordination Agent any legal or equitable right, remedy or claim under or in respect of this Agreement.

SECTION 10.3.      Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Agreement to be made, given, furnished or filed shall be in writing, mailed by certified mail, postage prepaid, or by confirmed telecopy and

(i)          if to the Subordination Agent, addressed to at its office at:

Wilmington Trust, National Association

1100 N. Market Street

Wilmington, DE 19890-1605

Attention: Corporate Trust Administration

Telecopy: (302) 636-4140

Email: cmay@wilmingtontrust.com

(ii)          if to the Class A-1 Trust, addressed to it at its office at:

Wilmington Trust, National Association

1100 N. Market Street

Wilmington, DE 19890-1605

Attention: Corporate Trust Administration

Telecopy: (302) 636-4140

Email: cmay@wilmingtontrust.com

Whenever any notice in writing is required to be given by any Trustee or the Subordination Agent to any of the other of them, such notice shall be deemed given and such requirement satisfied when such notice is received. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Agreement.

SECTION 10.4.      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.5.      No Oral Modifications or Continuing Waivers. No terms or provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other Person against whom enforcement of the change, waiver, discharge or termination is sought and any other party or other Person whose consent is required pursuant to this Agreement and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

SECTION 10.6.      Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and assigns of each, all as herein provided. In addition, the Wheels Up Provisions shall inure to the benefit of Wheels Up and its successors and assigns, and (without limitation of the foregoing) Wheels Up is hereby constituted, and agreed to be, an express third party beneficiary of the Wheels Up Provisions.

SECTION 10.7.      Headings. The headings of the various Articles and Sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 10.8.      Counterpart Form. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement.

SECTION 10.9.      Subordination. (a) If any Trustee or the Subordination Agent receives any payment in respect of any obligations owing hereunder, which is subsequently invalidated, declared preferential, set aside and/or required to be repaid to a trustee, receiver or other party, then, to the extent of such payment, such obligations intended to be satisfied shall be revived and continue in full force and effect as if such payment had not been received.

(b)            Each of the Trustees (on behalf of themselves and the holders of the Obligations) and the Subordination Agent may take any of the following actions without impairing their rights under this Agreement:

(i)             obtain a Lien on any property to secure any amounts owing to it hereunder,

(ii)            obtain the primary or secondary obligation of any other obligor with respect to any amounts owing to it hereunder,

(iii)            renew, extend, increase, alter or exchange any amounts owing to it hereunder, or release or compromise any obligation of any obligor with respect thereto,

(iv)           refrain from exercising any right or remedy, or delay in exercising such right or remedy, which it may have, or

(v)            take any other action which might discharge a subordinated party or a surety under applicable law;

provided, however, that the taking of any such actions by any of the Trustees or the Subordination Agent shall not prejudice the rights or adversely affect the obligations of any other party under this Agreement.

SECTION 10.10.      Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

SECTION 10.11.      Submission to Jurisdiction; Waiver of Jury Trial; Waiver of Immunity.

(a)            Each of the parties hereto hereby irrevocably and unconditionally:

(i)            submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Operative Agreement, or for recognition and enforcement of any judgment in respect hereof or thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts from any thereof;

(ii)            consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto at its address set forth in Section 10.3 hereof, or at such other address of which the other parties shall have been notified pursuant thereto; and

(iv)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)            EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the parties warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. THIS WAIVER IS IRREVOCABLE, AND CANNOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written, and acknowledge that this Agreement has been made and delivered in the City of New York, and this Agreement has become effective only upon such execution and delivery.

WHEELS UP CLASS A-1 LOAN TRUST 2022-1, the Class A-1 Trust

By:	/s/ Chad May
Name:	Chad May
Title:	Vice President

[Signature Page – Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity except as expressly set forth herein but solely as Subordination Agent and Trustee

By:	/s/ Chad May
Name:	Chad May
Title:	Vice President

[Signature Page – Intercreditor Agreement]